Exhibit 10.2

                            HAMPSHIRE GROUP, LIMITED
                             1924 Pearman Dairy Road
                         Anderson, South Carolina 29625

                                                                  March 28, 2007

                                  CONFIDENTIAL
                                  ------------

Michael S. Culang
c/o Hampshire Group, Limited
1924 Pearman Dairy Road
Anderson, South Carolina 29625

Dear Mr. Culang:

     This letter will confirm our mutual understanding with respect to certain Change in Control protections which are being made available to you in connection with your appointment as the Interim President and Chief Executive Officer of Hampshire Group, Limited (the "Company"). Except as expressly specified herein, this letter is not intended to amend that that certain employment agreement between you and Hampshire Designers, Inc., dated as of July 1, 2005 (the "Employment Agreement"), which Employment Agreement shall remain in effect in accordance with its terms.

     If there occurs a Change in Control of the Company (as defined below) during your employment with the Company, upon such Change in Control of the Company, you may elect to terminate your employment with the Company, and in lieu of any severance or other similar termination payments or benefits, including any severance payable under the Employment Agreement, you will be entitled to a lump-sum amount (the "Change in Control Severance Payment") equal to two (2) times the sum of (x) your annual base salary as in effect on the date hereof plus (y) your total bonus amount paid or payable for services performed entirely within the Company's 2006 fiscal year (which, for example, excludes any bonuses paid for services performed in the Company's 2005 fiscal year but paid during the Company's 2006 fiscal year). The Change in Control Severance Payment will be payable to you in cash as soon as administratively feasible following a Change in Control of the Company, and will be subject to reduction for all taxes that the Company is required to withhold by applicable Federal, state, local or other law. To the extent that your employment with the Company continues following a Change in Control of the Company, you will not be entitled to the Change in Control Severance Payment, and the Company will have no further obligation with respect thereto.

     For purposes of this letter, a "Change in Control of the Company" shall mean (i) any Change in Control (as defined in the Company's 1992 Stock Option Plan (as amended and restated February 8, 2000)), or (ii) the appointment as an executive officer of the Company following the date hereof of any shareholder or member of any shareholder group (as such terms are defined under the Securities Exchange Act of 1934, as amended) who beneficially owns, directly or indirectly, in excess of five percent (5%) of the Company's outstanding voting securities.

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     Please confirm the above agreement between you and us by signing and returning to us a copy of this letter agreement.


                            Sincerely,

                            HAMPSHIRE GROUP, LIMITED


                            By: /s/ Michael C. Jackson
                               --------------------------------------
                            Name: Michael C. Jackson
                            Title: Chairman of the Board of Directors


Accepted and Agreed as of March 28, 2007:

MICHAEL S. CULANG


/s/ Michael S. Culang
---------------------
Michael S. Culang

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